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                                                                    EXHIBIT 99.1


                                  PRESS RELEASE
                    PINNACLE AIRLINES RELEASES APRIL TRAFFIC


MEMPHIS TENN. (MAY 4, 2005) Pinnacle Airlines, Inc. (NASDAQ: PNCL) released its passenger and traffic levels for April 2005 today.

For April, Pinnacle flew 477.1 million Available Seat Miles (ASMs), an increase of 52.3% over April 2004 levels. Revenue Passenger Miles (RPMs) expanded 50.9% to 331.1 million. Passenger Load Factor was 69.4%. Pinnacle transported 648,964 Customers during the month, 31.5% more than the same period last year.

During April, Pinnacle operated 35,289 block hours and completed 20,606 cycles, increases of 50.4% and 34.6% over April 2004 levels, respectively. The term block hour refers to the elapsed time between an aircraft leaving a gate and arriving at a gate, and the term cycle refers to an aircraft's departure and corresponding arrival.

Separately, Pinnacle accepted delivery of seven new Canadair Regional Jets during the calendar month of April bringing its total fleet to 130 CRJs on April 30, 2005.

                               APRIL 2005 TRAFFIC

                                2005                 2004                CHANGE
ASMs (000)                     477,060              313,277                 52.3%
RPMs (000)                     331,087              219,451                 50.9%
Load Factor                       69.4%                70.1%            (0.7) pts
Passengers                     648,964              493,323                 31.5%

Block Hours                     35,289               23,462                 50.4%
Cycles                          20,606               15,312                 34.6%

                              YEAR-TO-DATE TRAFFIC

                                  2005                 2004                CHANGE
ASMs (000)                   1,765,560            1,131,966                 56.0%
RPMs (000)                   1,148,749              732,549                 56.8%
Load Factor                       65.1%                64.7%              0.4 pts
Passengers                   2,317,667            1,722,316                 34.6%

Block Hours                    135,432               88,231                 53.5%
Cycles                          77,702               57,497                 35.1%






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Pinnacle Airlines, Inc., operates under the name Northwest Airlink and provides service to destinations in the United States and Canada. Pinnacle operates an all-jet fleet of Canadair 44 and 50-seat Regional Jets from Northwest hubs at Detroit, Memphis and Minneapolis - St. Paul, and its two focus cities of Milwaukee and Indianapolis. Pinnacle Airlines maintains its headquarters in Memphis, Tenn., and employs approximately 3,400 People. For further information, please contact Philip Reed, Vice-President, Marketing at 901-348-4257, or visit our web-site at www.nwairlink.com.

This press release contains various forward-looking statements that are based on management's beliefs, as well as assumptions made by and information currently available to management. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable; it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions, including those set forth in our filings with the Securities and Exchange Commission, which are available to investors at our web-site or on line from the Commission. Should one of more of these risks or uncertainties materialize, or should underlying assumptions prove erroneous, actual results may vary materially from results that were anticipated or projected. The Company does not intend to update these forward-looking statements before its next required filing with the Securities and Exchange Commission.

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